Exhibit 99.1

                                                News
                                                Release

                            Vectren Corporation

                            One Vectren Square

                            Evansville, IN 47708

November 2, 2006
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren Corporation Reports Year to Date and Third Quarter Results
Ohio Conservation Program Approved

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported year to date net income of $73.9 million, or $0.98 per share, compared to $86.0 million, or $1.14 per share, in the same period in 2005. Excluding the results from synfuels-related activities, net income for the nine months ended September 30, 2006 was $77.6 million, or $1.03 per share, compared to $76.2 million, or $1.01 per share in 2005, which is an increase of $1.4 million, or $.02 per share. Synfuels-related results for the year to date period were a net loss of $(3.7) million, or $(0.05) per share, compared to net income of $9.8 million, or $0.13 per share, for the same period in 2005.

Third quarter net income was $12.0 million, or $0.16 per share, compared to $16.5 million, or $0.22 per share, in the third quarter of 2005. Excluding the results from synfuels-related activities, net income for the third quarter was $11.4 million, or $0.15 per share, compared to $13.2 million, or $0.18 per share in 2005, which is a decrease of $1.8 million, or $.03 per share. Synfuel-related results for the quarter were net income of $0.6 million, or $0.01 per share, compared to net income of $3.3 million, or $0.04 per share for same period in 2005. (See the Synfuels Update section below)

“High energy prices and energy use continues to be a primary concern for our customers and shareholders. Last year we recognized the need for a fundamental shift in utility rate design and filed conservation programs in Ohio and Indiana designed to encourage energy savings. These programs moved away from volumetric rate making and provided the foundation to aggressively help our customers use less energy and reduce their energy bills,” said Niel C. Ellerbrook, chairman, president and chief executive officer. The Ohio commission has taken an important step by recently approving a rate design change that allows the Company to become a conservation advocate and authorizing an expanded low-income conservation program that will better align the Company’s and customers’ interest to conserve natural gas. We believe our Indiana request, which was filed as a settlement after a collaborative effort with the Office of the Utility Consumer Counselor, clearly defines the benefits to the customers, utility and state and establishes a collaborative process that includes the Commission going forward. As the heating season approaches we are hopeful that we will have a favorable Indiana order allowing us to proceed with conservation programs that will benefit our gas customers in Indiana.”

Ohio and Indiana Conservation Filings

In 2005, the Company filed conservation programs and conservation adjustment trackers in Ohio and Indiana designed to help customers conserve energy and reduce their annual gas bills. The programs would allow the Company to recover costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. This mechanism is designed to allow the Company to recover the distribution portion of its rates from residential and commercial customers based on the level of customer revenues established in each utility’s last general rate case.

Ohio - In 2006, a settlement agreement between the Office of the Ohio Consumers Counsel (OCC), the Ohio Partners for Affordable Energy and the Company that provided for at least two years of comprehensive energy efficiency programs for Ohio customers was filed with the PUCO. On September 13, 2006, the PUCO approved the conservation proposal but modified the settlement. It established a two year, $2 million total, low-income conservation program to be paid by the Company and a sales reconciliation rider intended to be a recovery mechanism for the difference between the revenues actually collected by the company and the revenues approved in the company’s most recent rate case. The OCC has filed a petition for rehearing. The Company is proceeding to implement this order, which is effective for periods beginning October 1, 2006.

Indiana - In 2006, the Company and the Indiana Office of Utility Consumer Counselor (OUCC) filed a settlement agreement with the Indiana Utility Regulatory Commission (IURC) that provides for a 5 year energy efficiency program to be implemented. If approved, the settlement would allow Vectren to recover the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism that would provide for recovery of 85% of the difference between revenues actually collected by the company and the revenues approved in the company’s most recent rate case. A hearing before the IURC occurred on July 18, post hearing briefs were completed in August, and an order is anticipated in the fourth quarter of 2006.

Summary Results

•
Year to date earnings from Vectren’s utilities decreased $7.8 million primarily due to lower wholesale power marketing earnings and lower volumes of gas sold as customers respond to high energy prices;

•
Year to date earnings from Vectren’s nonutility operating businesses, excluding Synfuels-related results, increased $7.3 million primarily as a result of improved earnings from ProLiance Energy and Energy Infrastructure Services companies; and

•	Corporate expenses were reduced $1.9 million

Third Quarter Developments

•	The Public Utilities Commission of Ohio approved Vectren’s proposal to implement a conservation program;
•	Vectren filed a petition with the IURC to adjust its electric and gas base rates in its South territory;
•	Vectren applied for approval from the IURC for the construction of an integrated gasification combined cycle plant;
•	ProLiance announced that it has partnered with Sempra Pipelines & Storage and acquired three existing salt caverns representing 10 to 12 Bcf of potential gas storage;
•	Vectren purchased the remaining 50% ownership of Miller Pipeline, one of the largest gas distribution contractors in the U.S.; and
•	Vectren entered into an agreement to sell its broadband investment.

2006 Earnings Guidance

The company affirms that fiscal 2006 earnings are expected to be in the range of $1.55 to $1.70 per share. The targeted range is subject to the factors discussed under “Forward Looking Statements.”

Vectren South Base Rate Filings

On September 1, 2006, Vectren Energy Delivery of Indiana, Inc. filed a petition with the IURC to adjust its electric and gas base rates in its South service territory. In its petition, Vectren seeks to increase its rates by approximately $77 million to recover the nearly $120 million additional investment in electric utility infrastructure since its last base rate increase in 1995 that is not currently included in rates charged to customers. The increase in rates is also required to support system growth, maintenance, and reliability as well as to recover costs deferred under previous IURC rate orders.

In addition, Vectren seeks to increase its base (non-gas cost) rates by approximately $10 million to cover the ongoing cost of operating and maintaining its natural gas distribution and storage system.  In the Company’s 2004 gas rate adjustment petition, it’s first such petition since 1995, Vectren requested a $14.7 million increase but settled the case for $5.7 million.  Since 1995, the Company’s investment in its natural gas delivery infrastructure has increased more than $30 million.

These filings begin a process that may conclude in the late summer or early fall of 2007 and will include public hearings.

IGCC Certificate of Public Convenience and Necessity

On September 7, 2006, Vectren Energy Delivery of Indiana and Duke Energy Indiana, Inc. filed with the IURC a joint petition for a Certificate of Public Convenience and Necessity (CPCN) for the construction of new electric capacity. Specifically, Vectren requested the IURC approve the construction and its ownership of up to 20% of the Integrated Gasification Combined Cycle (IGCC) project. Vectren's CPCN filing also seeks timely recovery of its 20% portion of the project's construction costs as well as operation and maintenance costs and additional incentives available for the construction of clean coal technology. Initial studies of plant design have already begun, and if the project moves forward as currently designed, plant construction is expected to begin in 2007 and continue through 2011.

ProLiance Acquires Existing Salt Caverns

In September 2006, ProLiance and Sempra Pipelines & Storage jointly acquired three existing salt caverns representing 10 to12 billion cubic feet of potential natural gas storage capacity, in Cameron Parish, Louisiana. The expansion project is adjacent to the Liberty gas storage project, which represents 17 Bcf of underground storage capacity and is scheduled to be fully operational in early 2007. Subject to finalization of development plans and regulatory approval, the property will be developed into a natural gas storage project. The Liberty expansion project will be managed in conjunction with the Liberty Gas Storage project, Sempra will own 75% and ProLiance will own 25%.

Miller Pipeline Corporation Acquisition

Effective July 1, 2006, the Company purchased from Duke Energy its 50% ownership in Miller Pipeline Corporation. Miller, originally founded in 1953, performs construction, repair and rehabilitation of gas, water, and waster water facilities nationwide. The Company has exited the meter reading business and is in the process of exiting the line locating business.

Vectren to Sell Broadband Investment

In August 2006, the Company agreed to sell its Utilicom-related broadband investments to WideOpenWest, LLC. As of September 2006, the Company’s Utilicom-related investments total $46 million. The Company is not able to estimate the impact the transaction may have on its operating results due to certain contingencies, but believes the sale proceeds should approximate book value. The transaction is expected to close in the fourth quarter of 2006.

Utility Group Operating Highlights

Utility Group earnings were $6.5 million for the quarter compared to $8.9 million in the prior year quarter. The $2.4 million decrease results primarily from reduced earnings from wholesale power marketing activities and electric usage declines due primarily to mild summer weather compared to the prior year. For the nine months ended September 30, 2006, earnings have decreased $7.8 million primarily as a result of decreased wholesale power marketing earnings as well as a decline in gas utility customer usage, due largely to price sensitivity. Higher depreciation and interest costs have affected both quarterly and year to date results compared to the prior year periods. On a year to date basis, those increases were largely offset by margin increases associated with higher gas base rate revenues, a 2005 Ohio gas cost disallowance, and higher electric revenues associated with recovery of pollution control investments. Also offsetting these cost increases in both the quarter and year to date periods is a lower effective tax rate.

Management estimates the impact of cooler than normal weather on electric margin for the quarter to be $0.9 million unfavorable and $3.6 million unfavorable quarter over quarter. For the nine months, Management estimates the impact of cooler than normal weather to be $1.5 million unfavorable and $3.6 million unfavorable for the year over year period.

Year to date, management estimates the effect of weather on all utilities was unfavorable $0.05 per share in 2006 and unfavorable $0.04 per share in 2005. The 2006 weather effect is net of the normal temperature adjustment (NTA) mechanism implemented in the Company’s Indiana natural gas service territories in the fourth quarter of 2005.

Nonutility Group Operating Highlights

For the nine months ended September 30, 2006, Nonutility Group earnings were $16.9 million compared to $23.1 million in 2005. Nonutility earnings, excluding Synfuels-related results, were $20.6 million for the nine months ended September 30, 2006, compared to $13.3 million in the prior year. Energy Marketing and Services contributed year to date earnings of $13.0 million, an increase of $1.9 million. Coal Mining operations contributed earnings of $4.3 million and are about flat compared to the prior year. Energy Infrastructure Services contributed year to date earnings of $3.2 million, an increase of $3.8 million. In total, the Company’s primary nonutility business groups increased their year over year earnings contribution approximately $5.8 million. The earnings increase is primarily driven by results from Energy Infrastructure Services companies, which include Energy Systems Group and Miller Pipeline. They contributed additional earnings of $3.3 million and $0.8 million respectively. Earnings from ProLiance, which are included in Energy Marketing and Services’ results, increased $1.5 million year over year.

Quarterly results, excluding Synfuels-related results, were slightly lower compared to the prior year. Increased results from Energy Infrastructure Services companies were offset by lower results from Energy Marketing and Services companies.

Utility Group Discussion

Utility group earnings were $6.5 million for the quarter compared to $8.9 million in the prior year quarter and $57.0 million for the nine months ended September 30, 2006, compared to $64.8 million in 2005.

Even though warm weather and price sensitivity negatively impacted usage and tracked expenses recovered dollar for dollar in margin have decreased, gas utility margins are generally flat compared to the prior year periods. During the nine months ended September 30, 2006, margin decreases were offset by a full year of base rate increases implemented in the company’s Ohio service territory in 2005, a $3.0 million disallowance of Ohio gas costs and the effects of the normal temperature adjustment mechanism (NTA) implemented in the fourth quarter of 2005.

Electric retail and firm wholesale utility margins were $74.8 million and $197.9 million for the three and nine months ended September 30, 2006. This represents a $2.5 million decrease in the quarter compared to the prior year and a year over year increase of $3.0 million. The recovery of pollution control related investments and associated operating expenses and related depreciation increased margins $0.2 million quarter over quarter and $4.2 million year over year. Higher demand charges and other items increased industrial customer margin approximately $0.9 million quarter over quarter and $3.1 million year over year. These increases were partially offset by decreased residential and commercial usage. The decreased usage was due primarily to mild weather during the quarter. For the three and nine months ended September 30, 2006 the estimated decrease in margin due to below normal cooling weather was $3.6 million when compared to the prior year periods. During the quarter, cooling degree days were 5% below normal, compared to the prior year when cooling degree days were 14% above normal.

Electric wholesale margin relates primarily to asset optimization activity derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. For the three and nine month periods ended September 30, 2006, net asset optimization margins were $1.6 million and $10.7 million, which represents decreases of $1.7 million quarter over quarter and $4.4 million year over year. The decrease during the quarter is due to lower volumes sold off system and the effect lower wholesale prices have had on the Company’s optimization portfolio. The decrease in volumes sold is due primarily to a planned outage in September 2006. Additionally, the year to date period contains unfavorable mark to market impacts of approximately $0.7 million compared to favorable impacts of $1.4 million in 2005.

For the three and nine months ended September 30, 2006, other operating expenses increased $2.7 million and $3.1 million, respectively. Bad debt expense in the Company’s Indiana service territories increased $0.3 million quarter over quarter and $2.7 million year over year, due in part to higher gas costs. Expenses recovered dollar for dollar in margin related to operating pollution control equipment, Indiana integrity management programs, and Ohio bad debt and percent of income payment plan expenses, increased quarterly expenses approximately $1.1 million and year to date expenses $0.4 million.

Depreciation expense increased $1.7 million and $8.6 million for the three and nine month periods ended September 30, 2006. The increases are primarily driven by additions to plant in service. Depreciation expense associated with environmental compliance equipment increased depreciation expense year over year approximately $2.4 million, and was generally flat quarter over quarter.

For the three and nine months ended September 30, 2006, interest expense increased $1.7 million and $6.6 million, respectively, compared to the prior year periods. The increases are primarily driven by rising interest rates and also include the impact of permanent financing transactions completed in the fourth quarter of 2005 in which $150 million in debt-related proceeds were received and used to retire short-term borrowings and other long-term debt.

For the three and nine months ended September 30, 2006, federal and state income taxes decreased $5.6 million and $11.6 million, respectively, compared to the prior year periods. The decreases are primarily due to lower pre-tax income as compared to the prior year. Adjustments approximating $2.0 million were recorded in the current quarter reflective of final taxes reported on 2005 state and federal income tax returns. In addition, 2006 year to date income taxes reflect a $1.5 million favorable impact for an Indiana tax law change that resulted in the recalculation of certain state deferred income tax liabilities.

Nonutility Group Discussion (all amounts following in this section are after tax)

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.

Net income generated by Energy Marketing and Services for the nine months ended September 30, 2006, was $13.0 million compared to $11.1 million in 2005. The gas marketing operations, performed through ProLiance, provided the majority of the year to date earnings contribution, totaling $14.9 million, an increase of $1.5 million compared to the prior year. The increase in earnings in 2006 compared to 2005 was made possible by storage transactions and continued volatility in the natural gas market and is somewhat offset by higher allocated interest costs. ProLiance’s quarterly earnings of $2.4 million are $2.5 million lower than the prior year. The prior year’s quarterly earnings were increased significantly due to larger spreads between financial and physical markets. Those spreads resulted from market disruptions caused by Gulf Coast hurricanes.

For the nine months ended September 30, 2006, Vectren Source’s loss totaled $0.1 million compared to a loss of $0.6 million in 2005. Through September 30, 2006, Vectren Source added approximately 35,000 customers compared to the prior year period, bringing its total customer count to nearly 150,000. During the quarter, Vectren Source incurred a seasonal loss of $1.9 million in 2006 compared to a loss of $0.9 million in the prior year. The higher loss is primarily attributable to increased marketing costs.

Coal Mining Operations

Coal Mining Operations mine and sell coal to the Company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Mining Operations’ year to date and quarterly earnings were generally flat compared to the prior year. Higher revenue and tax benefits from depletion have been offset by unfavorable geologic conditions, the rising costs of commodities used in operations, and high sulfur content.

In April 2006, Fuels secured the rights to open two new underground mines near Vincennes, Indiana. The first mine is expected to be fully operational by early 2009, with the second mine to open the following year. Reserves at the two mines are estimated at 80 million tons of recoverable number-five coal at 11,200 BTU (British thermal units) and 6-pound sulfur dioxide. Management estimates a $125 million investment to access the reserves. Once in production, the two new mines are expected to produce 5 million tons of coal per year.

Energy Infrastructure Services

Energy Infrastructure Services provides energy performance contracting operations through Energy Systems Group, LLC (ESG) and underground construction and repair to gas, water, and telecommunications infrastructure through Miller Pipeline (Miller.

For the three months ended September 30, 2006, Infrastructure’s operations contributed earnings of $3.6 million, an increase of $2.3 million compared to the prior year. Infrastructure’s 2006 year to date results totaled $3.2 million, a $3.8 million increase compared to the prior year. The significant increases in earnings are due primarily to monetizing backlog at ESG and the recent acquisition of Duke Energy’s ownership interest in Miller Pipeline.

Other Businesses

The Other Businesses Group includes a variety of operations and investments including investments in Broadband and Haddington Energy Partnerships (Haddington). Broadband invests in communication services, such as cable television, high-speed internet, and advanced local and long distance phone services. The earnings contribution from Other Businesses increased $0.6 million during the quarter and $1.5 million year to date primarily as a result of lower allocated interest expense.

Synfuels-Related Results

The Coal Mining Group also generates synfuel tax credits resulting from the production of coal-based synthetic fuels through its 8.3% ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). In addition, Fuels receives processing fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production. Under current tax laws, these synfuel-related credits and fees end after 2007.

On July 18, 2006, the Company suspended its participation in the production of synthetic fuel due to the high price of oil and uncertainty of federal legislation that might favorably affect the reference price of oil governing the phase out of synfuel tax credits.  Consistent with that decision to suspend participation, the Company impaired its investment in Pace Carbon and expensed funding requirements estimated at that time.  Charges approximating $9.5 million, or $5.7 million after tax, were recorded in Other-net in the second quarter of 2006.  The Company has executed oil futures that reflect a 65 percent phase out for tax credits generated prior to July 18.

Due to a recent decline in oil prices, the Company resumed participation in synthetic fuel production on October 5, 2006. Any future funding requirement associated with production after October, 5, 2006, will be expensed in the period it becomes known and estimable. The Company has executed oil futures that reflect a 35 percent phase out for tax credits expected to be generated for the remainder of 2006.

For the nine months ended September 30, 2006, synfuel-related activity, inclusive of the expected phase out of tax credits, the impairment of synfuel-related assets, the related hedging activity, and estimated impact of insurance contracts, resulted in losses of $3.7 million. In 2005, synfuel-related earnings totaled $9.8 million. For the three months ended September 30, 2006 and 2005, synfuel-related earnings totaled $0.6 million and $3.3 million, respectively.

The Company expects synfuel-related operations to produce a loss of $0.03 per share to $0.04 per share related to 2006 production, and the Company is in the process of hedging 2007 expected production.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on November 3, 2006
Vectren management will discuss fiscal 2006 earnings results and provide an outlook for the remainder of the year during a conference call for analysts scheduled at 11:00 a.m. ET (10:00 a.m. CT), Friday, November 3, 2006. You are invited to listen to the live, audio only Webcast of the conference call as well as view the accompanying slide presentation by choosing “3rd Quarter Earnings Webcast” on Vectren’s website, www.Vectren.com. Approximately two hours after the completion of the Webcast, interested parties may also view the slide presentation and listen to the Webcast replay at Vectren’s website.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.